P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 26, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
_____________________________________________________________________

MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.11 per common share payable on August 20, 2012, to common shareholders of record on August 6, 2012.
Based on 10.7 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.2 million, or 23.4% of Peoples' reported second quarter 2012 earnings. This quarterly dividend also produces an annualized yield of 2.07% based on the closing stock price of Peoples' common shares of $21.26 on July 25, 2012.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 44 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE